As filed with the Securities and Exchange Commission on December 1, 2022.
Registration No. 333-236977
Registration No. 333-260299

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-1 Registration No. 333-236977
Form S-1 Registration No. 333-260299
UNDER THE SECURITIES ACT OF 1933

Renovacor, Inc.
(ZEBRAFISH MERGER SUB II, LLC, AS SUCCESSOR TO RENOVACOR, INC.)
(Exact name of registrant as specified in its charter)

Delaware	2836	83-3169838
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 Broadway, Suite 310
Cambridge, Massachusetts 02139
(610) 424-2650
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copies to:
Magdalene Cook, M.D. President and Chief Executive Officer 201 Broadway, Suite 310 Cambridge, Massachusetts 02139 (610) 424-2650	John T. Haggerty William D. Collins Sarah Ashfaq Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statements on Form S-1 (each a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities Exchange Commission (the “SEC”) by Renovacor, Inc. (the “Registrant”):

•
Registration Statement No. 333-236977, as amended, originally filed with the SEC on March 9, 2020, pertaining to the registration of an aggregate of 9,775,000 Units each consisting of one share of common stock, par value $0.0001 per share, and one Warrant entitling the holder to purchase one-half of a share of common stock, 9,775,000 shares of common stock, par value $0.0001 per share, and 9,775,000 Warrants included as part of the units; and

•
Registration Statement No. 333-260299, filed with the SEC on October 15, 2021, pertaining to the registration of an aggregate of 7,811,322 shares of common stock, par value $0.0001 per share, issuable upon the exercise of the Public Warrants and Private Placement Warrants, 715,224 shares of common stock, par value $0.0001 per share, issuable upon the exercise of the Pre-Funded Warrants, 12,668,314 shares of common stock, par value $0.0001 per share, and 3,500,000 Private Placement Warrants to purchase common stock.

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister any and all securities that remain unsold under the Registration Statements as of the date hereof.

On December 1, 2022, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 19, 2022, by and among the Registrant, Rocket Pharmaceuticals, Inc. (“Rocket”), a Delaware corporation, Zebrafish Merger Sub, Inc. (“Merger Sub I”), a Delaware corporation and a direct wholly owned subsidiary of Rocket, and Zebrafish Merger Sub II, LLC (“Merger Sub II”), a Delaware limited liability company and a direct wholly owned subsidiary of Rocket, (i) Merger Sub I merged with and into the Registrant (the “First Merger”) and (ii) the Registrant, as the surviving company of the First Merger, merged with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II as the surviving company and successor-in-interest to the Registrant following the Mergers, at which time the separate corporate existence of the Registrant ended.

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts on this 1st day of December, 2022.

Zebrafish Merger Sub II, LLC
(as successor by merger to Renovacor, Inc.)

By:	/s/ Gaurav Shah
Name:	Gaurav Shah
Title:	Authorized Person

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.